Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS ANNOUNCES RESULTS OF FOURTH QUARTER DIVIDEND ELECTION AND 2015 DIVIDEND INCOME TAX TREATMENT

Aliso Viejo, Calif. (January 29, 2016) —Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) announced today the results of its stockholders’ elections relating to its fourth quarter dividend of $1.26 per common share, payable on January 29, 2016 to record holders on December 31, 2015, and the 2015 tax treatment of its common stock and Series D preferred stock dividends.

The terms of the fourth quarter dividend, including the ability of stockholders to elect to receive the distribution in the form of cash or shares of Sunstone’s common stock, and a limitation on the aggregate amount of cash to be paid in the distribution, were described in detail in the Notice of Dividend dated January 5, 2016, which was previously disseminated to stockholders. Elections were required to be submitted prior to 5:00 p.m. (Eastern Time) on January 21, 2016.

Based on stockholder elections, the aggregate dividend consists of approximately $184 million in cash and 7,422,081 shares of Sunstone’s common stock. The number of shares included in the distribution was calculated based on a stock price of $10.62 per share of Sunstone common stock, the average closing price per share of Sunstone’s common stock on the New York Stock Exchange on January 20 and 21, 2016. Summarized results of the dividend elections are as follows:

•To stockholders who elected to receive the dividend in cash and stockholders who failed to timely submit an election, Sunstone will pay the dividend in the form of $0.93 per share in cash and $0.33 per share in stock.

•Sunstone will pay the dividend in shares of its common stock to all other stockholders.

•Sunstone will pay fractional shares in cash.

The full year 2015 dividend (whether received in cash, stock, or a combination thereof) will be characterized for Federal income tax purposes as a combination of ordinary income and capital gain, as described below, allowing Sunstone to satisfy its 2015 real estate investment trust distribution requirements while preserving cash for general corporate purposes. Shareholders are encouraged to consult with their personal tax advisors as to their specific tax treatment.

Security Description	CUSIP	Ticker Symbol	Record Date	Ex-Dividend Date	Payable Date	Total Distribution Per Share	Ordinary Taxable Dividend	Capital Gain Distribution
Common	867892101	SHO	03/31/2015	03/27/2015	04/15/2015	$ 0.050000	$ 0.023432	$ 0.026568
Common	867892101	SHO	06/30/2015	06/26/2015	07/15/2015	$ 0.050000	$ 0.023432	$ 0.026568
Common	867892101	SHO	09/30/2015	09/28/2015	10/15/2015	$ 0.050000	$ 0.023432	$ 0.026568
Common	867892101	SHO	12/31/2015	12/29/2015	01/29/2016	$ 1.260000	$ 0.590491	$ 0.669509
TOTALS - FINAL		SHO				$ 1.410000	$ 0.660787	$ 0.749213
Series D Preferred	867892507	SHO/PRD	03/31/2015	03/27/2015	04/15/2015	$ 0.500000	$ 0.234322	$ 0.265678
Series D Preferred	867892507	SHO/PRD	06/30/2015	06/26/2015	07/15/2015	$ 0.500000	$ 0.234322	$ 0.265678
Series D Preferred	867892507	SHO/PRD	09/30/2015	09/28/2015	10/15/2015	$ 0.500000	$ 0.234322	$ 0.265678
Series D Preferred	867892507	SHO/PRD	12/31/2015	12/29/2015	01/15/2016	$ 0.500000	$ 0.234322	$ 0.265678
TOTALS - FINAL		SHO/PRD				$ 2.000000	$ 0.937288	$ 1.062712

For stockholders whose shares are held through a bank, broker or nominee, questions regarding the dividend should be directed to the bank, broker or nominee. For registered stockholders, questions regarding the dividend should be directed to Sunstone’s transfer agent: Shareholder Services at American Stock Transfer and Trust Company at (718) 921-8124 or toll free at 1-800-937-5449.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date herein has interests in 29 hotels comprised of 13,845 rooms. Sunstone’s hotels are primarily in the urban, upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton, Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by producing superior long-term returns.  Our values include transparency, trust, ethical conduct, communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to employ a balanced, cycle-appropriate corporate strategy.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of January 29, 2016, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.